Exhibit 99.1
National Interstate Corporation Announces New Director
Richfield, Ohio, November 1, 2010 — National Interstate Corporation (Nasdaq: NATL) announced today that effective October 29, 2010, in connection with his retirement from American Financial Group, Inc., Mr. James C. Kennedy retired from its Board of Directors, and Mr. Vito Peraino was appointed to fill the position vacated by Mr. Kennedy. Mr. Peraino has also been appointed to serve on the Nominating/Corporate Governance Committee, filling the position vacated by Mr. Kennedy, and Mr. Gary J. Gruber, a member of the committee since it was formed in 2005, has been appointed committee chairman. Mr. Peraino currently serves as Senior Vice President of Great American Insurance Company, the Company’s majority shareholder.
Mr. Alan Spachman, founder and Chairman of National Interstate Corporation, stated, “We thank Jim for his many years of service and contributions to our Company and wish him all the best in his well-deserved retirement. We welcome Vito to our board and are looking forward to working with him.” Mr. Spachman further stated, “Gary has served as a National Interstate director since 1991, has been on the Nominating/Corporate Governance Committee from its inception and is well prepared to serve as chairman of our Nominating/Corporate Governance Committee.”
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. Products are offered through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. The Company’s insurance subsidiaries, including the two primary insurers, National Interstate Insurance Company and Vanliner Insurance Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
nvestorrelations@nationalinterstate.com
www.natl.com